Contacts:    Media Relations                           Investor Relations
             Jeff Tolvin                               Caroline Portel
             AXA Financial                             AXA
             (212) 314-2811                            33 1 40 75 49 84
             JEFFREY.TOLVIN@AXA-FINANCIAL.COM          CAROLINE.PORTEL@AXA.COM

For immediate release:

                 AXA FINANCIAL ANNOUNCES THAT MONY STOCKHOLDERS
                           APPROVE $1.5 BILLION MERGER

         New York, N.Y., May 18, 2004 - AXA Financial, Inc., announced today that stockholders of The MONY Group (NYSE:MNY) have voted to approve a merger with AXA Financial, a leading financial services organization. Under the terms of the merger, AXA Financial will acquire 100% of MONY, a financial services firm that provides protection, accumulation and retail brokerage products through advisory and wholesale distribution channels. The cash transaction is valued at approximately USD $1.5 billion (approximately Euro 1.3 billion).

         The transaction remains subject to certain required regulatory approvals and certain other conditions. It is expected to close late second quarter or early third quarter of 2004.

         Under the merger agreement, MONY stockholders will receive $31.00 in cash from AXA Financial, plus dividends of approximately $0.33 to $0.35 from MONY, for each share of MONY common stock.

         At the special meeting of MONY shareholders today to consider the merger proposal, the independent Inspectors of Elections certified that shareholders representing a majority of the issued and outstanding shares of MONY common stock voted for the merger proposal.

         Christopher "Kip" Condron, president and chief executive officer of AXA Financial, said, "This is an exciting day for two organizations with rich histories. MONY represents a very complementary fit to our insurance, annuity and asset management businesses, and we believe that together we can strengthen our industry leadership in providing financial advice. We have been diligently planning how to integrate the two companies as we work to secure the necessary regulatory approvals and satisfy other closing conditions. We look forward to closing this transaction as promptly as practicable and do not currently anticipate that the level of appraisal rights demands that have been received will change our thinking.

         "We believe this transaction represents a terrific opportunity for AXA Financial to add scale by acquiring an organization with outstanding distribution capabilities and products, an enviable client base, substantial assets under management and a solid work force. MONY's life insurance products, together with its investment management products and services, will immediately enhance our already strong product portfolio across all of our distribution channels.

          "We also believe that adding MONY's dedicated and talented sales professionals will increase our retail insurance and annuity distribution reach significantly, providing additional outlets for our highly competitive product line-up and a new presence in a number of high growth markets where we are currently under-represented. It should also enhance our wholesale distribution platform and provide substantial growth opportunities for AXA Financial, particularly in life insurance products. In addition, we will add the strength of Advest - a leading, regional, full-service brokerage firm - serving high income and high net worth clients that, together with our expanded retail and wholesale platforms, will create a formidable combination of distribution outlets for insurance, annuity, investment management and planning products and services."

         Mr. Condron pointed out that the transaction is occurring at a time when people, more than ever before, are seeking sound financial advice and solutions to ensure their financial security. Because financial advice is a major component of AXA Financial's and MONY's strategies, "we believe that combining our organizations - our industry-leading brands, robust product platforms, multi-channel distribution networks, strong client bases, and highly dedicated and trained sales and employee work forces - will greatly expand our presence and influence in the U.S. financial services marketplace."

ABOUT AXA FINANCIAL

         AXA Financial, with approximately $522.6 billion in assets under management as of March 31, 2004, is one of the premier U.S. financial protection organizations through its strong brands: The Equitable Life Assurance Society of the U.S., AXA Advisors, LLC, Alliance Capital Management, L.P., Sanford C. Bernstein and AXA Distributors, LLC. AXA Financial is a member of the global AXA Group.

ABOUT AXA GROUP

         AXA is a worldwide leader in financial protection and wealth management. AXA's operations are diverse geographically, with major operations in Western Europe, North America, and the Asia/Pacific region. AXA had $979 billion in assets under management and reported revenues of approximately $81 billion for the full year 2003. The AXA ordinary share is listed and trades under the symbol AXA on the Paris Stock Exchange. The AXA American Depositary Share is also listed on the NYSE under the ticker symbol AXA.

FORWARD LOOKING STATEMENTS

         Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predictions of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties, including the risk that the proposed acquisition may not be consummated. The following factors, among others, could cause actual results to differ materially from those described herein or from past results: the risk that the AXA Financial and MONY businesses will not be integrated successfully, including, among others, the possibilities that following the merger AXA Financial and MONY may not be able to retain current MONY clients, sales professionals and employees or to successfully market current MONY products and services; the costs related to the transaction; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals and consents; other economic, business, competitive and/or regulatory factors affecting AXA Financial's and MONY's businesses generally; and the risk of future catastrophic events including possible future terrorist related incidents.

         Please refer to AXA Financial's Annual Report on Form 10-K for the year ended December 31, 2003 for a description of certain important factors, risks and uncertainties that may affect AXA Financial's business. Please refer to MONY's Annual Report on Form 10-K for the year ended December 31, 2003, for a description of certain important factors, risks and uncertainties that may affect MONY's business. AXA Financial does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.

         Both MONY and AXA Financial file reports and other information with the SEC. You may read and copy any reports and other information filed by the companies at the SEC's public reference room[s] at 450 Fifth Street, N.W., Washington, D.C. 20549.

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